Exhibit 10.66

12/11/2024

Omar Jimenez

omarjimenez@hotmail.com

Dear Omar,

It is my pleasure to extend to you an offer to join our team as Chief Financial Officer at Athena Bitcoin. In addition to your role as CFO, we are pleased to invite you to join the Athena Bitcoin Global Board of Directors. Your skills and experience will be a valuable asset to our team, and we are excited for you to join our company.

Position Details

•	Job Title: Chief financial Officer
•	Reporting To: Matias Goldenhörn CEO
•	Start Date: 1/15/2025
•	Location: Miami, FL – On-Site
•	Classification: Exempt

Compensation

•	Base Salary: Your starting annual base salary will be $300,000.00 Annually, paid semi-monthly on the 15th and last day of each month, subject to required tax withholdings and deductions.

Bonus Eligibility: You are eligible to receive a discretionary bonus based on two primary factors: the overall performance of the Company and your individual performance as assessed by the Company. Any bonus awarded is determined solely at the Company’s discretion and is not guaranteed. The terms, conditions, and payment of such bonuses will be communicated by the Company and are subject to applicable taxes and deductions - 50% of Base.

•	Equity: As part of your compensation, you will be granted 10 million options of common stock under the company’s equity compensation plan, subject to the following terms:

•	Vesting Schedule:
Your options will vest in equal annual installments over three years from your start date, provided you remain employed with the Company.

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•	Strike Price:
The strike price for your options will be equal to the fair market value of the Company’s stock as determined on the grant date, TBD days after the Company’s S-1 registration statement becomes effective.

•	Exercise Period:
You may exercise vested options while employed with the Company. If your employment ends, you will have 90 days to exercise any vested options.
Unvested options will be forfeited.
Details about your grant will be outlined in the Company’s equity compensation plan, which you will receive upon grant issuance.

At Athena Bitcoin, we are committed to offering a comprehensive benefits package that supports the well-being of our employees. You will be eligible for the following benefits:

•	Paid Time Off (PTO): You will receive flexible paid time off, allowing you to take time as needed limit of 4 weeks, subject to manager approval and company needs. This policy ensures a healthy work-life balance.
•	Paid Holidays: Athena Bitcoin offers 11 paid holidays annually, aligning with standard banking holidays.
•	Health and Wellness Benefits: We provide fully paid medical, dental, and vision insurance for you as an employee. You can also add dependents at an additional cost, and we will provide details regarding dependent coverage upon your start.
•	Life Insurance: We offer company-paid life insurance at no cost to you, which includes basic coverage.
•	Retirement Plan: You will be eligible to participate in our 401(k) plan, which includes a company match of up to 3%, enabling you to build retirement savings with company support.

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Additional Conditions

This offer is contingent upon the successful completion of a background check, which will be conducted through our third-party provider. Please provide the necessary documentation as soon as possible so we can expedite this process.

Additionally, as a condition of employment, you will be required to sign a Non-Compete Agreement and a Non-Solicitation Agreement. These documents will outline the restrictions on certain activities during and after your employment with Athena Bitcoin, ensuring the protection of company interests.

Disclosure of Existing Agreements

To ensure compliance with your new role, we ask that you inform us if you are currently bound by any Non-Compete or Non-Solicitation Agreements with any previous employers. Please provide a copy of any such agreements, if applicable, so that we can assess any potential conflicts with your employment at Athena Bitcoin.

Employment at Will

Please note that your employment with Athena Bitcoin is at-will, meaning either you or the company may terminate the employment relationship at any time, with or without cause or notice, subject to applicable laws. This letter does not constitute a contract for employment for any specific period.

We are confident that you will make a significant impact on our team, and we look forward to welcoming you aboard! To confirm your acceptance of this offer, please sign and return this letter by December 13, 2024.

If you have any questions or need further clarification, feel free to reach out. We are excited about the opportunity to work together!

Warm regards,

Barbara Gomez

Human Resource Director

Athena Bitcoin

Acknowledgment of Offer

I, Omar Jimenez accept the offer of employment from Athena Bitcoin as outlined in this letter. I understand that my employment is at-will and that nothing in this letter alters the at-will employment relationship. I also confirm that I have disclosed any existing Non-Compete or Non-Solicitation Agreements with previous employers.

Signature: /s/ Omar Jimenez

Date: December 13, 2024

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